Filed pursuant to Rule 424(b)(3)
Registration Nos. 333-205519

333-200033

PROSPECTUS SUPPLEMENT NO. 3 DATED September 30, 2016

(To Prospectus dated May 4, 2016)

COHBAR, INC.

This is a supplement (“Prospectus Supplement No. 3”) to our prospectus, dated May 4, 2016 (as amended and supplemented through the date hereof, the “Prospectus”), relating to (i) shares of common stock and common stock purchase warrants issuable by us upon the exercise of certain of our outstanding unit purchase options and common stock purchase warrants, and (ii) shares of CohBar, Inc. common stock offered from time to time by the Selling Stockholders named in the Prospectus.

This Prospectus Supplement No. 3 is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto.

Selection of MOTS-C Analogs for Advancement into IND-enabling Activities

On September 30, 2016, we announced the selection of two analogs from our MOTS-c program for advancement into IND-enabling activities. The drug candidates, CB4209 and CB4211, have demonstrated significant therapeutic potential in pre-clinical models for the treatment of obesity, with additional confirmatory studies planned to determine therapeutic potential for the treatment of nonalcoholic steatohepatitis (NASH), and as a potential add-on to other drugs for the treatment of type 2 diabetes.

Pre-clinical studies demonstrated significantly greater weight loss together with more selective reduction of fat mass versus lean mass in head-to-head comparison to a market-leading obesity drug. We also observed improvements in triglyceride levels with MBT treatment, as well as favorable effects on liver enzyme markers associated with fatty liver disease and NASH.

CohBar is initiating IND-enabling activities and confirmatory studies for both of these first-in-class MOTS-c analog drug candidates, with the goal of initiating human clinical studies in early 2018.

This Prospectus Supplement No. 3 contains forward-looking information about our CB4209 and CB4211 drug candidate program, including statements about the potential therapeutic benefits of these and other mitochondrial based therapeutics (MBTs) and our plans to pursue IND-enabling activities and potential future clinical studies in humans. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those implied by such statements, including risks associated with initial data, including the risk that results of additional pre-clinical or clinical studies may be different from (including less favorable than) the earlier data results and may not support further clinical development; whether and when any investigational new drug application may be filed with regulatory authorities for CB4209 or CB4211; the potential for adverse decisions by regulatory authorities that could affect the future availability or commercial potential of CB4209 or CB4211; and the risks and uncertainties described elsewhere in the Prospectus.

The information contained in this Prospectus Supplement No. 3 supplements and supersedes, in relevant part, the information contained in the Prospectus. This Prospectus Supplement No. 3 is incorporated by reference into, and should be read in conjunction with, the Prospectus, and is not complete without, and may not be delivered or utilized except in connection with, the Prospectus.

INVESTING IN OUR COMMON STOCK INVOLVES SUBSTANTIAL RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE 6 OF THE PROSPECTUS TO READ ABOUT IMPORTANT FACTORS YOU SHOULD CONSIDER BEFORE PURCHASING OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT NO. 3. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement No. 3 is September 30, 2016